As filed with the U.S. Securities and Exchange Commission on December 30, 2025

Registration No. 333-235907

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No.1 to

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Glen Burnie Bancorp

(Exact name of registrant as specified in its charter)

Maryland	52-1782444
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

101 Crain Highway, S.E.

Glen Burnie, Maryland 21061

(410) 766-3300

(Address, including zip code principal executive offices)

Glen Burnie Bancorp 2019 Equity Incentive Plan

(Full Title of Plan)

Todd Capitani

Chief Financial Officer and Treasurer

Glen Burnie Bancorp

101 Crain Highway, S.E.

Glen Burnie, Maryland 21061

(410) 766-3300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Amendment No. 1”), filed by Glen Burnie Bancorp, a Maryland corporation (the “Company”) relates to the Registration Statement on Form S-8 (File No. 333-235907), (the “Registration Statement”) registering 75,000 shares of the Company’s common stock, par value $1.00 per share (the “Shares”) which were offered pursuant to the Glen Burnie Bancorp 2019 Equity Incentive Plan (the “Plan”). The Registration Statement was filed with the Securities and Exchange Commission (the “Commission”) on January 14, 2020.

On December 12, 2025, the Company announced that it notified The Nasdaq Capital Market LLC (“Nasdaq”) of its intention to delist the Shares from Nasdaq and that it intended to thereafter deregister the Shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). On December 22, 2025, the Company filed a Form 25 to delist the Shares from Nasdaq, and intends to file a Form 15 with the Commission on January 2, 2026, which will suspend the Company’s obligations to continue to file periodic and current reports with the Commission pursuant to Section 13 of the Exchange Act. The de-registration will become effective ninety (90) days after the Form 15 is filed with the Commission.

In connection with the Company’s voluntary decision to delist and deregister, it has terminated any and all offerings pursuant to the Registration Statement. Accordingly, pursuant to an undertaking made by the Company in Part II of the Registration Statement, the Company is filing this Amendment No. 1 to remove from registration any securities that had been registered for issuance but remain unsold at the termination of the offering. The Company, by filing this Amendment No. 1, hereby removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

Pursuant to Rule 464(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Amendment No.1 shall become effective upon it being filed with the Commission.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Post-Effective Amendment to the Registration to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glen Burnie, State of Maryland, on December 30, 2025.

GLEN BURNIE BANCORP

By:	/s/ Todd Capitani
Todd Capitani Chief Financial Officer and Treasurer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 promulgated under the Securities Act.